SCHEDULE 14A
                               (Rule 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION
        Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No. )

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      Rule 14a-12


                 Chicago Mercantile Exchange Holdings Inc.
          -----------------------------------------------------
              (Name of Registrant as Specified in Its Charter)



          -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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         On or about March 14, 2002, the following communication was distributed to owners of shares of Class B-1 common stock of Chicago Mercantile Exchange Holdings Inc.:


Howard J. Siegel                                    30. S. Wacker, Suite 7N
                                                    Chicago, IL 60606

Dear Fellow Shareholders:

Over the past several years, our board and membership have made courageous changes in the way this exchange does business. The decision to alter our corporate structure, while necessary, has created a new set of challenges for us. We are living in a world where everyone from pre-schoolers to retirees can access information without the aid of a middleman. It is a technological world that forces us to reexamine long held assumptions about the very essence of an exchange.

This year an industry focus group raised the question: "Are derivative exchanges flexible enough to respond to changing markets, or is their role as product innovators history?" We must now answer this and related questions as individuals and as a board. Are we going to continue to be a market innovator or will we allow the pressure of an endless series of quarterly bottom lines sway us to an ordinary role as a clearing utility for other companies? I believe our strength as a company depends on employing human and financial capital to make markets and new products.

First, let us remember our past and our strength; we are not some hot biotech or dot com venture throwing dice in a new industry. We are a real company that has been making real revenues and profits with real products and services that have been important to real customers. Our customers will remain loyal to us as long as we don't turn our backs on them.

Next, let us be confident in our future and the possibilities that lie within our grasp if we're bold enough to take them on. We are, in many ways, a new company--with new management that is prepared to take advantage of new opportunities. I believe our value is much greater when we serve as a technology company and financial innovator, and that is what we must understand as we make the transition to this new frontier. Please consider these three issues, which I believe are critical to our future:

     1. Block trading may seem like a simple way to earn revenues for CME, but in my opinion it takes market opportunity from our membership and our customer base, thus endangering our current business model. I am one of only two board members who voted against the most recent lowering of threshold levels for block trades (in the eurodollar and eurodollar options pit).

     2. I believe we should take a creative risk and establish a shareholder dividend policy. It is imperative that we create something shareholders can count on in a volatile capital market. What better way to show the world that CME is solid than by enhancing shareholder value with dividends. To do so will reassure future stockholders; reward those of us taking the risk, and build stability for all shareholders.

     3. I feel strongly that those who hold membership rights in all CME markets--pit-traded or electronic--should always have preferential fee structure and access. This privilege maintains the value of membership rights for owners and ensures that the CME will foster future generations of risk-taking market makers.

When we voted for change, we did not vote to gut the exchange and flip it quickly in an 1PO--if we had envisioned such a strategy to take advantage of the stock market bubble, that bubble has burst. We need to proceed prudently. Change is imminent and irreversible--let us enter the new world with all the daring, confidence and creativity that have marked the CME for 100 years. I believe we should do an IPO--but we must proceed cautiously and thoughtfully.

I ask for your vote on or before April 17 and assure you that I will work on your behalf to build our reputation as a financial innovator that utilizes technology to set new industry standards.

Sincerely,

/s/ Howard Siegel
Howard Siegel                               E-mail: egle@cme.com



******
On March 12, 2002, Chicago Mercantile Exchange Holdings Inc. filed a definitive proxy statement with the Securities and Exchange Commission ("SEC") regarding the Annual Meeting of Shareholders to be held on April 17, 2002. Shareholders of Chicago Mercantile Exchange Holdings Inc. are urged to read the definitive proxy statement and any other relevant materials filed by Chicago Mercantile Exchange Holdings Inc. with the SEC because they contain, or will contain, important information about Chicago Mercantile Exchange Holdings Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by Chicago Mercantile Exchange Holdings Inc. with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting Chicago Mercantile Exchange Holdings Inc., Shareholder Relations and Membership Services, 30 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

This letter has been prepared and distributed solely by the candidate. The views and opinions expressed herein are solely those of the candidate and do not necessarily reflect the views or opinions of Chicago Mercantile Exchange Holdings Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.